EXHIBIT 5.1


RESPOND TO IRVINE OFFICE

December 28, 2001

Mr. Michel Attias
President,
Patriot Motorcycle Corporation
245 Citation Circle
Corona, CA  92880

Re:     Legality of Shares Being Registered

Dear Mr. Attias:

You have requested our opinion with respect to the securities to be included in the registration statement on Form S-8 (the "Registration Statement") of Patriot Motorcycle Corporation (the "Company"), which will be filed with the Securities and Exchange Commission (the "SEC") on or about December 28, 2001. In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Business Advisory Agreement between the Company and Jonathan Fink (the "Fink Agreement"), the Business Advisory Agreement between the Company and Patrick Michellis (the "Michellis Agreement"), the Letter Agreement between the Company and our Firm (the "FAR Agreement", and collectively with the Fink Agreement and the Michellis Agreement, the "Services Agreements"), and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers or representatives of the Company as we have deemed relevant or necessary as a basis for the opinions set forth herein.

We have also made such inquiries of such officers and representatives as we have deemed relevant or necessary for a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified or photostatic copies and the authenticity of such latter documents. We have further assumed that each party to each of the Services Agreements had full power and authority to enter into such agreement. In rendering our opinion, we have relied upon the representations of the Company and the respective parties to the Services Agreements that the services required to be performed under the Services Agreements have in fact been or will be performed in accordance with the respective terms thereof, and have assumed that the fair value of the services received by the Company in accordance with each of the Services Agreements is equal to or greater than the fair market value of the shares being received thereunder, and therefore constitutes legally sufficient consideration for the issuance of such shares.

Based upon and relying solely on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when issued against consideration therefore and after the Registration Statement shall become effective under the Securities Act of 1933, as amended (the "Act"), the shares of Common Stock issuable in connection with the Services Agreements will be validly issued, fully paid and non-assessable securities of the Company.

Under the FAR Agreement, certain partners of this Firm have agreed to accept shares being registered on the Registration Statement in lieu of cash payment for legal services previously rendered, and those shares are covered under this legal opinion. The aggregate amount of such shares, together with any other shares of the Company owned by any of such individuals, represents an amount equal to less than one percent (1%) of the issued and outstanding common stock of the Company.

The opinion expressed herein is limited to the laws of the State of California and the federal laws of the United States, and we express no opinion as to the effect of the laws of any other jurisdiction on matters addressed in this opinion. This opinion is expressly limited to the matters set forth herein, and we express no opinion as to any matter other than as specifically set forth herein. We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed with the Commission on or about December 28, 2001. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is rendered solely for your benefit in connection with the issuance of the Common Stock pursuant to the Services Agreements. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, except as noted above.


Very truly yours,

/s/ FELDHAKE, AUGUST & ROQUEMORE LLP
    ---------------------------------
    FELDHAKE, AUGUST & ROQUEMORE LLP